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                                                                  EXHIBIT (C)(2)

                           ARTICLES OF INCORPORATION
                                       OF
                              POLLO TROPICAL, INC.

                  ARTICLE IX--LIMITATION ON DIRECTOR LIABILITY

     A director shall not be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 607.0831 of the Florida Business Corporation Act (the 'FBCA'), or (iv) for any transaction from which such director derives an improper personal benefit. If the FBCA is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. No repeal or modification of this Article VI shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.